Exhibit 99.1

Pinnacle Foods Inc. Reports 1st Quarter Fiscal 2016 Results

Company Reaffirms Guidance for Full-Year EPS in the Range of $2.08 to $2.13

Parsippany, NJ, April 28, 2016 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the first quarter ended March 27, 2016 and reaffirmed its guidance for adjusted diluted earnings per share of $2.08 to $2.13 for the year, representing growth versus year-ago of approximately 10% at the midpoint.

Consolidated net sales in the first quarter of 2016 increased 13.4% versus year-ago, largely reflecting the benefits of the Boulder Brands acquisition, which closed on January 15, 2016, and growth of the Birds Eye Frozen segment, partially offset by lower sales of the Duncan Hines Grocery segment due, in part, to the impact of significant new product introductory expenses.
GAAP diluted earnings per share in the first quarter of 2016 totaled $0.21, including Boulder Brands acquisition-related fees and integration expenses of $0.21. Excluding these expenses and other items affecting comparability, which are described in the accompanying reconciliation tables, diluted earnings per share advanced 2.6% to $0.40, compared to $0.39 in the year-ago period.
Yesterday, the Company announced the appointment of Mark A. Clouse, currently Chief Commercial Officer at Mondelez International, Inc., to the position of Chief Executive Officer of Pinnacle, effective May 23, 2016. Clouse will replace Bob Gamgort, who is leaving the Company at the end of this month.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “The first quarter marked a solid start to 2016, with both the base business and the integration of Boulder Brands very much on track. We again outpaced the performance of our categories, generating significant share growth in our North America Retail business. Our gross margin also advanced significantly in the quarter, driven by productivity in excess of inflation, as well as favorable mix, including the addition of Boulder Brands.”

Gamgort added, “I want to compliment the Board for their selection of Mark Clouse as the next CEO for Pinnacle. Knowing Mark well, I am confident that his leadership, combined with the strength of the Pinnacle team, will create an exciting future for the Company.”

First Quarter Consolidated Results

Net sales in the first quarter of 2016 increased 13.4% to $754.3 million, compared to net sales of $665.3 million in the year-ago period. This growth reflected a 15.2% benefit from the Boulder Brands acquisition and a 0.1% increase from net price realization, including the unfavorable impact on net pricing in the current quarter of higher new product introductory expenses. Partially offsetting this growth were lower volume/mix of 1.7% and unfavorable foreign currency translation of 0.2%.
Net sales for the Company’s North America Retail business, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, decreased 1.0% in the first quarter of 2016 to $573.2 million, compared to $579.1 million in the year-ago period, reflecting lower volume/mix of 1.0% and unfavorable foreign currency translation of 0.3%, partially offset by slightly higher net price realization of 0.3%, which included the aforementioned impact of higher new product introductory expenses.

Gross profit in the first quarter of 2016 increased 15.6% versus year-ago to $198.6 million, or 26.3% of net sales, compared to gross profit of $171.7 million, or 25.8% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 17.4% to $205.7 million and, as a percentage of net sales, gross profit margin expanded by approximately 90 basis points to 27.3%. This improvement largely reflected the benefits of productivity, improved product mix, including the impact of the Boulder Brands acquisition, and slightly favorable net price realization in spite of significantly higher new product introductory expenses. Partially offsetting these benefits were input cost inflation and higher depreciation expense.

Earnings before interest and taxes (EBIT) in the first quarter of 2016 totaled $80.3 million, compared to EBIT of $88.5 million in the year-ago period. Excluding items affecting comparability, EBIT in the first quarter advanced 11.8% to $106.8 million, compared to $95.5 million in the year-ago period, largely reflecting the strong growth in gross profit, partially offset by higher marketing investment and administrative expenses, driven by the Boulder Brands acquisition.

Adjusted EBITDA in the first quarter of 2016 grew 13.2% to $131.7 million, compared to $116.3 million in the first quarter of 2015. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the quarter increased 47.0% to $31.6 million, compared to $21.5 million in the year-ago period, largely driven by additional debt issued to finance the Boulder Brands acquisition and, to a lesser extent, higher interest rates on base Pinnacle. The effective tax rate for the quarter, excluding items affecting comparability, declined to 37.0%, compared to 38.0% in the year-ago period, due to increased benefits from the Domestic Production Activities Deduction and federal and state tax credits, partially offset by the impact of a higher tax structure for Boulder Brands.

GAAP net earnings in the first quarter declined to $24.8 million, compared with net earnings of $41.5 million in the year-ago period. Excluding items affecting comparability, net earnings increased 3.3% to $47.4 million, compared to $45.9 million in the year-ago period, while diluted earnings per share advanced 2.6% to $0.40, compared with $0.39 in the year-ago period.
Net cash provided by operating activities totaled $77 million in the first quarter of 2016, compared to $71 million in the prior year quarter.

First Quarter Segment Results

Birds Eye Frozen

Net sales for the Birds Eye Frozen segment in the first quarter of 2016 advanced 3.8% to $330.0 million, compared to $317.9 million in the year-ago period. This growth reflected higher volume/mix of 3.4% and increased net price realization of 0.5%, partially offset by unfavorable foreign currency translation of 0.1%.

The net sales growth for the quarter was driven by continued strong performance of the Birds Eye franchise and the gardein brand, partially offset by lower sales of seafood, due to category weakness, and a decline for the Foundation Brand portfolio. Innovation launched in 2015-namely, Birds Eye Flavor Full vegetables, Birds Eye Protein Blends side dishes, Birds Eye Disney-themed side dishes for kids, and premium-tier Birds Eye Voila! varieties-continued to fuel the growth of the Birds Eye franchise, while the gardein brand benefited from continued strong retail consumption and market share growth, supported by expanded capacity at the brand’s Vancouver facility in early 2016.

EBIT for the Birds Eye Frozen segment in the first quarter of 2016 increased 27.6% to $55.2 million, compared to $43.3 million in the first quarter of 2015. Excluding items affecting comparability, EBIT advanced 14.1% to $53.3 million, reflecting the benefits of the net sales growth and productivity savings, partially offset by input cost inflation.

Duncan Hines Grocery

Net sales for the Duncan Hines Grocery segment in the first quarter of 2016 declined 6.9% to $243.2 million, compared to $261.2 million in the year-ago period. This performance reflected lower volume/mix of 6.3%, unfavorable foreign currency translation of 0.5% and lower net price realization of 0.1%, including significantly higher new product introductory expenses.

The net sales performance largely reflected growth of Vlasic pickles, more than offset by declines of Duncan Hines baking products and Wish-Bone salad dressings, including the impact of higher new product introductory costs. During the quarter, the Company launched Wish-Bone E.V.O.O. and Wish-Bone Ristorante Italiano, two new innovation platforms in the salad dressings category, and expanded its Duncan Hines Perfect Size baking kit offering designed for smaller households with two new heart-shaped varieties for Valentine’s Day.

EBIT for the Duncan Hines Grocery segment in the first quarter of 2016 declined 1.4% to $42.6 million, compared to $43.2 million in the year-ago period. Excluding items affecting comparability, EBIT declined 11.9% to $41.0 million, due to the impacts of lower volume, significantly higher new product introductory expenses, increased depreciation and input cost inflation, partially offset by productivity savings and favorable pricing.

Boulder Brands

In the first quarter of 2016, Boulder Brands contributed $100.8 million in net sales for the 10 weeks the business was owned by Pinnacle. Retail consumption trends for the Udi’s, Glutino, Earth Balance and EVOL brands continued to be robust, with softness in the Smart Balance brand moderating slightly.

EBIT for Boulder Brands for the 10-week period was a loss of $11.2 million, reflecting acquisition-related fees and integration expenses. Excluding items affecting comparibility, EBIT for the Boulder Brands segment totaled $12.2 million.

Specialty Foods

Net sales for the Specialty Foods segment in the first quarter of 2016 declined 6.9% to $80.2 million, compared to $86.2 million in the first quarter of 2015, reflecting lower volume/mix of 6.2% and lower net price realization of 0.7%. Driving the decline in volume/mix for the quarter were lower sales for private label canned meat and snacks.

EBIT for the Specialty Foods segment in the first quarter of 2016 totaled $6.9 million, compared to $7.7 million in the first quarter of 2015. Excluding items affecting comparability, EBIT declined 15.2% to $6.7 million, largely reflecting the impact of the net sales decline and unfavorable product mix.

Outlook for the Balance of the Year

The Company continues to expect adjusted diluted EPS for 2016 in the range of $2.08 to $2.13, including approximately $0.05 from the Boulder Brands acquisition. This outlook includes the following unchanged assumptions:

•	Input cost inflation for the year is estimated in the range of 2% to 3%.

•	Productivity for the year is estimated in the range of 3.5% to 4.0% of cost of products sold, including Boulder Brands organic cost savings, but excluding acquisition synergies.

•	Interest expense for the year is estimated to approximate $140 million.

•
The effective tax rate for the year is expected to be comparable to, or slightly above, the Company's 2015 effective tax rate of 36.6%, reflecting a higher effective tax rate structure for Boulder Brands.

•	The weighted average diluted share count for the year is estimated at approximately 118 million.

•	Capital expenditures for the full year are expected to be in the range of $135 million to $145 million, including approximately $30 million for previously-disclosed Gardein capacity expansion.

Conference Call Information
The Company will also host a conference call on Thursday, April 28, 2016 at 9:30AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 802-4355 within the United States or Canada and (703) 639-1323 internationally and referencing the conference call name:  Pinnacle Foods Q1 Earnings Call.  A replay of the call will be available, beginning April 28, 2016 at 1:00 PM (ET) until May 12, 2016, by dialing (888) 266-2081 or (703) 925-2533 and referencing access code 1671509. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 5400 employees. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. The acquisition of Boulder Brands adds well-known brands such as Glutino®, Udi's Gluten Free®, Earth Balance®, EVOL® foods, and Smart Balance® to the Pinnacle Foods portfolio. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 25, 2016 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended
	March 27, 2016	March 29, 2015
Net sales	$754,255	$665,281
Cost of products sold	555,688	493,564
Gross profit	198,567	171,717

Marketing and selling expenses	58,898	47,009
Administrative expenses	45,888	27,786
Research and development expenses	4,185	3,052
Other expense (income), net	9,315	5,401
	118,286	83,248
Earnings before interest and taxes	80,281	88,469
Interest expense	31,640	21,628
Interest income	77	153
Earnings before income taxes	48,718	66,994
Provision for income taxes	23,881	25,458
Net earnings	24,837	41,536
Less: Net earnings attributable to non-controlling interest	1	—
Net earnings attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders	$24,836	$41,536

Net earnings per share attributable to Pinnacle Foods, Inc. and Subsidiaries common stockholders:
Basic	$0.21	$0.36
Weighted average shares outstanding - basic	116,117	115,906
Diluted	$0.21	$0.35
Weighted average shares outstanding - diluted	117,613	117,036
Dividends declared	$0.255	$0.235

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	March 27, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$81,439	$180,549
Accounts receivable, net of allowances of $9,960 and $7,902, respectively	309,295	219,736
Inventories	444,085	403,101
Other current assets	14,776	13,677
Deferred tax assets	80,346	40,571
Total current assets	929,941	857,634
Plant assets, net of accumulated depreciation of $429,677 and $408,294, respectively	693,020	631,109
Tradenames	2,540,890	2,001,048
Other assets, net	186,099	120,364
Goodwill	2,166,730	1,714,008
Total assets	$6,516,680	$5,324,163

Current liabilities:
Short-term borrowings	$2,219	$2,225
Current portion of long-term obligations	21,052	14,847
Accounts payable	242,800	211,039
Accrued trade marketing expense	56,430	46,228
Accrued liabilities	131,855	100,510
Dividends payable	30,959	30,798
Total current liabilities	485,315	405,647
Long-term debt	3,133,226	2,257,012
Pension and other postretirement benefits	64,375	63,454
Other long-term liabilities	60,786	54,506
Deferred tax liabilities	967,674	738,015
Total liabilities	4,711,376	3,518,634
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 117,617,915 and 117,619,695, respectively	1,176	1,176
Additional paid-in-capital	1,382,963	1,378,521
Retained earnings	512,326	517,330
Accumulated other comprehensive loss	(59,764)	(59,388)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and Subsidiaries stockholders' equity	1,804,591	1,805,529
Non-controlling interest	713	—
Total Equity	1,805,304	1,805,529
Total liabilities and equity	$6,516,680	$5,324,163

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Three months ended
	March 27, 2016	March 29, 2015
Cash flows from operating activities
Net earnings	$24,837	$41,536
Non-cash charges (credits) to net earnings
Depreciation and amortization	24,917	20,867
Amortization of debt acquisition costs and discount on term loan	2,246	1,589
Change in value of financial instruments	(3,892)	(110)
Equity-based compensation charges	3,910	3,469
Pension expense, net of contributions	1,135	(2,085)
Other long-term liabilities	(468)	54
Other long-term assets	(1,635)	—
Foreign exchange (gains) / losses	(784)	2,279
Deferred income taxes	12,551	18,499
Changes in working capital (net of effects of acquisition)
Accounts receivable	(47,189)	(20,909)
Inventories	26,468	10,853
Accrued trade marketing expense	10,113	5,122
Accounts payable	27,173	(1,763)
Accrued liabilities	(13,427)	(8,565)
Other current assets	10,803	161
Net cash provided by operating activities	76,758	70,997
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	(985,365)	—
Capital expenditures	(33,931)	(27,024)
Net cash used in investing activities	(1,019,296)	(27,024)
Cash flows from financing activities
Proceeds from bank term loans	547,250	—
Proceeds from notes offerings	350,000	—
Repayments of long-term obligations	(2,234)	(2,208)
Proceeds from short-term borrowings	1,023	963
Repayments of short-term borrowings	(1,017)	(1,096)
Repayment of capital lease obligations	(1,313)	(730)
Dividends paid	(29,675)	(27,289)
Net proceeds from issuance of common stock	395	508
Excess tax benefits on equity-based compensation	137	802
Taxes paid related to net share settlement of equity awards	—	(2,374)
Debt acquisition costs	(21,262)	—
Net cash provided by (used in) financing activities	843,304	(31,424)
Effect of exchange rate changes on cash	124	(459)
Net change in cash and cash equivalents	(99,110)	12,090
Cash and cash equivalents - beginning of period	180,549	38,477
Cash and cash equivalents - end of period	$81,439	$50,567

Supplemental disclosures of cash flow information:
Interest paid	$19,059	$15,710
Interest received	77	153
Income taxes (refunded) / paid	(3,486)	8,319
Non-cash investing and financing activities:
Dividends payable	30,959	27,924
Accrued additions to plant assets	10,589	13,166

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related Adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended March 27, 2016 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	March 27,	Other Restructuring	Non-Cash	March 27,
	2016	Charges (2)	Items (3)	2016
Net sales	$754,255	$—	$—	$754,255
Gross profit	$198,567	$637	$6,490	$205,694
% of net sales	26.3%			27.3%

Marketing and selling expenses	$58,898	$(26)	$—	$58,872
Administrative expenses	45,888	(13,332)	—	32,556
Research and development expenses	4,185	(3)	—	4,182
Other expense (income), net	9,315	(6,781)	784	3,318
	$118,286	$(20,142)	$784	$98,928

Earnings before interest and taxes	$80,281	$20,779	$5,706	$106,766

Interest expense, net	$31,563	$—	$—	$31,563
Provision for income taxes	$23,881	$1,756	$2,188	$27,825
% effective tax rate	49.0%			37.0%

Net earnings	$24,837	$19,023	$3,518	$47,378

Diluted net earnings per share	$0.21			$0.40
Diluted weighted average outstanding shares	117,613			117,613

Adjusted EBITDA (Non-GAAP - See separate discussion and tables)
EBIT	$80,281	$20,779	$5,706	$106,766
Depreciation	20,870			20,870
Amortization	4,047			4,047
EBITDA	$105,198	$20,779	$5,706	$131,683

(1) Excludes Boulder, Gardein and Wish-Bone anticipated synergies which are included in calculating Covenant compliance.
(2) Represents expenses related to the acquistion and integration of Boulder Brands ($19.9MM) and plant integration charges ($0.9MM).
(3) Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder acquisition ($10.4MM), unrealized mark-to-market gains (-$4.0MM) resulting from hedging activities, and foreign exchange gains resulting from intra-entity loans (-$0.7MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended March 29, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	March 29,	Other Restructuring	Non-Cash	March 29,
	2015	Charges (2)	Items (3)	2015
Net sales	$665,281	$—	$—	$665,281
Gross profit	$171,717	$2,619	$844	$175,180
% of net sales	25.8%			26.3%

Operating expenses
Marketing and selling expenses	$47,009	$(24)	$(168)	$46,817
Administrative expenses	27,786	(501)	(376)	26,909
Research and development expenses	3,052	(10)	(69)	2,973
Other expense (income), net	5,401	(117)	(2,278)	3,006
Total operating expenses	$83,248	$(652)	$(2,891)	$79,705

Earnings before interest and taxes	$88,469	$3,271	$3,735	$95,475

Interest expense, net	$21,475	$—	$—	$21,475
Provision for income taxes	$25,458	$1,243	$1,419	$28,120
% effective tax rate	38.0%			38.0%

Net earnings	$41,536	$2,028	$2,316	$45,880

Diluted net earnings per share	$0.35			$0.39
Diluted weighted average outstanding shares	117,036			117,036

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$88,469	$3,271	$3,735	$95,475
Depreciation	17,505	—	—	17,505
Amortization	3,362	—	—	3,362
EBITDA	$109,336	$3,271	$3,735	$116,342

(1) Excludes Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($2.5MM), expenses related to the secondary offering of common stock ($0.4MM), employee incentives related to the Hillshire merger agreement termination ($0.2MM), and expenses related to the Gardein acquisition ($0.1MM).
(3) Represents unrealized foreign exchange losses resulting from intra-entity loans ($2.3MM), employee stock compensation expense related to the termination of the Hillshire merger agreement ($1.5MM), and unrealized mark-to-market gains (-$0.1MM) resulting from hedging activities.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months ended March 27, 2016 and March 29, 2015 (thousands)

	Three Months Ended
	March 27,	March 29,
	2016	2015
Net sales - Reported
Birds Eye Frozen	$330,011	$317,890
Duncan Hines Grocery	243,185	261,198
North America Retail	573,196	579,088
Boulder Brands	100,848	—
Specialty Foods	80,211	86,193
Total	$754,255	$665,281

Earnings before interest & taxes - Reported
Birds Eye Frozen	$55,241	$43,277
Duncan Hines Grocery	42,605	43,207
Boulder Brands	(11,226)	—
Specialty Foods	6,920	7,700
Unallocated corporate expenses	(13,259)	(5,715)
Total	$80,281	$88,469

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$(1,908)	$3,475
Duncan Hines Grocery	(1,582)	3,369
Boulder Brands	23,446	—
Specialty Foods	(253)	162
Unallocated corporate expenses	6,782	—
Total	$26,485	$7,006

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$53,333	$46,752
Duncan Hines Grocery	41,023	46,576
Boulder Brands	12,220	—
Specialty Foods	6,667	7,862
Unallocated corporate expenses	(6,477)	(5,715)
Total	$106,766	$95,475

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts Supplemental Schedule of Adjustments Detail (unaudited) For the three months ended March 27, 2016 and March 29, 2015 (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended
	March 27, 2016	March 29, 2015
Birds Eye Frozen
Restructuring and acquisition integration charges	$0.2	$2.4
Gardein acquisition related charges	—	0.1
Unrealized mark-to-market (gain)/loss	(2.1)	—
Hillshire merger termination-related employee compensation expense	—	0.8
Other	—	0.2
Total Birds Eye Frozen	$(1.9)	$3.5

Duncan Hines Grocery
Restructuring and acquisition integration charges	$—	$2.4
Unrealized mark-to-market (gain)/loss	(1.6)	—
Hillshire merger termination-related employee compensation expense	—	0.8
Other	—	0.2
Total Duncan Hines Grocery	$(1.6)	$3.4

Boulder Brands
Restructuring and acquisition integration charges	$13.1	$—
Expense related to the write-up to fair market value of inventories acquired	10.4	—
Total Boulder Brands	$23.5	$—

Specialty Foods
Unrealized mark-to-market (gain)/loss	$(0.3)	$—
Hillshire merger termination-related employee compensation expense	—	0.1
Total Specialty Foods	$(0.3)	$0.1

Unallocated Corporate Expenses
Boulder acquisition related charges	$6.8	$—
Total Unallocated Corporate Expenses	$6.8	$—